                                                                   EXHIBIT 12.01

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        (in millions, except for ratios)

                                                                                 YEAR ENDED DECEMBER 31,
                                                      --------------------------------------------------------------------------
                                                         2003            2002              2001            2000          1999
                                                      -----------     -----------       -----------     -----------   ----------
Income (loss) before federal income taxes
   (benefit), minority interest and cumulative
   effect of changes in accounting principles         $   2,229.4     $    (259.8)      $   1,389.0     $   1,863.6   $  1,839.4
Interest                                                    166.4           156.8             204.9           295.5        238.4
Portion of rentals deemed to be interest                     38.4            46.1              44.1            44.3         46.6
                                                      -----------     -----------       -----------     -----------   ----------
Income (loss) available for fixed charges             $   2,434.2     $     (56.9)(1)   $   1,638.0     $   2,203.4   $  2,124.4
                                                      ===========     ===========       ===========     ===========   ==========

Fixed charges:
     Interest                                         $     166.4     $     156.8       $     204.9     $     295.5   $    238.4
     Portion of rentals deemed to be interest                38.4            46.1              44.1            44.3         46.6
                                                      -----------     -----------       -----------     -----------   ----------
Total fixed charges                                   $     204.8     $     202.9       $     249.0     $     339.8   $    285.0
                                                      ===========     ===========       ===========     ===========   ==========

Ratio of earnings to fixed charges                    $     11.89X            N/A(2)           6.58x           6.48x        7.45x
                                                      -----------     -----------       -----------     -----------   ----------

(1) Income (loss) available for fixed charges includes a $1.394 billion charge for strengthening asbestos reserves, net of the benefit from the Citigroup indemnification agreement.

(2) For the year ended December 31, 2002, the Company's earnings were not sufficient to cover fixed charges by $259.8 million.

The ratio of earnings to fixed charges is computed by dividing income before federal income taxes (benefit) and cumulative effect of changes in accounting principles and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.